Exhibit 99.1

Walgreens Boots Alliance Reports Fiscal 2016 Third Quarter Results

•	GAAP third quarter net earnings attributable to Walgreens Boots Alliance per diluted share decrease 14.4 percent to $1.01 compared with the year-ago period; Adjusted net earnings attributable to Walgreens Boots Alliance per diluted share increase 15.7 percent to $1.18

•	GAAP third quarter net earnings attributable to Walgreens Boots Alliance decrease 15.3 percent to $1.1 billion compared with the year-ago period; Adjusted net earnings attributable to Walgreens Boots Alliance increase 14.7 percent to $1.3 billion

•	GAAP third quarter operating cash flow totals $2.1 billion, while free cash flow totals $1.9 billion

•	$1 billion fiscal 2016 combined net synergy goal achieved in June

•	Company raises the lower end of its guidance for fiscal year 2016 by 10 cents per share and now anticipates adjusted net earnings per diluted share attributable to Walgreens Boots Alliance of $4.45 to $4.55

DEERFIELD, Ill., 6 July 2016 – Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced financial results for the third quarter and first nine months of fiscal year 2016 that ended 31 May 2016.

Executive Vice Chairman and CEO Stefano Pessina said, “We delivered solid results in the quarter while continuing to make progress in several key areas, including our work to develop long-term strategic relationships and pursue partnership opportunities. I’m pleased to report that since the quarter end we achieved our goal set four years ago of at least $1 billion in combined net synergies in fiscal year 2016 related to the strategic combination with Alliance Boots. This provides us with a strong platform to further enhance operating performance, to meet the challenges of the current volatility in many of our markets and to better position our company for long-term success.”

Overview of Third Quarter Results

Fiscal 2016 third quarter net earnings attributable to Walgreens Boots Alliance determined in accordance with GAAP decreased 15.3 percent to $1.1 billion compared with the same quarter a year ago, while GAAP net earnings attributable to Walgreens Boots Alliance per diluted share decreased 14.4 percent to $1.01 compared with the same quarter a year ago. The decreases in GAAP net earnings and GAAP net earnings per share reflect fluctuations in the quarterly fair value adjustments of the company’s AmerisourceBergen Corporation warrants.

Adjusted fiscal 2016 third quarter net earnings attributable to Walgreens Boots Alliance1 increased 14.7 percent to $1.3 billion compared with the same quarter a year ago. Adjusted net earnings attributable to Walgreens Boots Alliance per diluted share for the quarter increased 15.7 percent to $1.18 compared with the same quarter a year ago. Fiscal 2016 third quarter earnings adjustments were a net increase to GAAP net earnings attributable to Walgreens Boots Alliance of $185 million or 17 cents per diluted share.

Net sales in the third quarter were $29.5 billion, an increase of 2.4 percent over the year-ago quarter, or 3.3 percent on a constant currency basis.

Combined net synergies were $330 million in the fiscal 2016 third quarter and $947 million in the first nine months of fiscal 2016. In June, the company achieved its goal set in 2012 to reach at least $1 billion in combined net synergies in fiscal 2016 relating to the strategic combination with Alliance Boots. This excludes the synergy benefits related to the company’s strategic, long-term relationship with AmerisourceBergen, the benefits of refinancing the legacy Alliance Boots indebtedness at a lower cost and the proposed Rite Aid acquisition.

Walgreens Boots Alliance GAAP operating cash flow totaled $2.1 billion in the third quarter, while the company generated free cash flow of $1.9 billion in the quarter.

Overview of Fiscal 2016 Year-to-Date Results

For the first nine months of fiscal 2016, net earnings attributable to Walgreens Boots Alliance determined in accordance with GAAP decreased 25.1 percent to $3.1 billion compared with the same period a year ago, while GAAP net earnings attributable to Walgreens Boots Alliance per diluted share decreased 28.7 percent to $2.88 compared with the same period a year ago. The decreases in GAAP net earnings and GAAP net earnings per share reflect fluctuations in the fair value adjustments of the company’s AmerisourceBergen warrants and the prior-year period, non-cash gain associated with the remeasurement to fair value on 31 December 2014 of the company’s previously-held equity investment in Alliance Boots.

Adjusted net earnings attributable to Walgreens Boots Alliance1 for the first nine months of fiscal 2016 increased 23.3 percent to $3.8 billion compared with the same period a year ago. Adjusted net earnings attributable to Walgreens Boots Alliance per diluted share for the first nine months of fiscal 2016 increased 17.3 percent to $3.52 compared with the same period a year ago. Earnings adjustments in the first nine months of the fiscal year were a net increase to GAAP net earnings attributable to Walgreens Boots Alliance of $700 million or 64 cents per diluted share.

Net sales increased 18.4 percent to $88.7 billion for the first nine months of fiscal 2016 compared with the same period a year ago, largely due to the inclusion of Alliance Boots consolidated results for the entire period.

Walgreens Boots Alliance GAAP operating cash flow totaled $5.2 billion in the first nine months of fiscal 2016, while the company generated free cash flow of $4.3 billion during the period.

Rite Aid Acquisition

Walgreens Boots Alliance’s proposed acquisition of Rite Aid Corporation, which was announced 27 October 2015, is progressing as planned. The transaction is subject to the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary closing conditions.

On 1 June 2016, the company completed a public offering of $6 billion aggregate principal amount of unsecured, unsubordinated notes with varying maturities and interest rates. The company intends to use the net proceeds to fund a portion of the cash consideration payable in connection with its pending acquisition of Rite Aid, to retire a portion of Rite Aid’s existing debt and to pay related fees and expenses.

Walgreens Boots Alliance is continuing its integration planning and continues to expect the Rite Aid transaction to close in the second half of calendar 2016.

Company Outlook

The company raised the lower end of its guidance for fiscal year 2016 by 10 cents per share and now anticipates adjusted net earnings per diluted share attributable to Walgreens Boots Alliance of $4.45 to $4.55.

This guidance assumes no impact from the proposed acquisition of Rite Aid and related financing, and assumes current exchange rates for the rest of the fiscal year.

Third Quarter Business Segment Highlights

Retail Pharmacy USA:

Retail Pharmacy USA had third quarter total sales of $21.2 billion, an increase of 3.7 percent over the year-ago quarter. Sales in comparable stores increased 3.9 percent compared with the same quarter a year ago.

Pharmacy sales, which accounted for 67.4 percent of the division’s total sales in the quarter, increased 5.8 percent compared with the year-ago quarter, while comparable pharmacy sales increased 6.0 percent. The division filled 235 million prescriptions (including immunizations) adjusted to 30-day equivalents in the quarter, an increase of 3.9 percent over last year’s third quarter. Prescriptions filled in comparable stores increased 4.5 percent compared with the same quarter last year, primarily due to continued growth in Medicare Part D volume. The division’s retail prescription market share on a 30-day adjusted basis in the third quarter increased approximately 30 basis points over the year-ago quarter to 19.6 percent, as reported by IMS Health.

Comparable retail sales increased 0.1 percent in the third quarter compared with the year-ago period, primarily due to higher sales in the health and wellness and photo categories, partially offset by declines in certain convenience categories. The division is focused on profitable sales growth in future quarters, in part through a new, differentiated beauty offering. The first phase of these updates is in progress, with a rollout to more than 1,800 stores by the end of calendar 2016.

GAAP gross profit grew $76 million, or 1.4 percent, to $5.6 billion compared with the same quarter a year ago, while adjusted gross profit increased $99 million, or 1.8 percent, to $5.7 billion. These increases reflected increased pharmacy volume and the favorable impact of procurement efficiencies, partially offset by lower reimbursement rates.

GAAP third quarter selling, general and administrative expenses decreased by $60 million, or 1.3 percent, to $4.4 billion compared with the year-ago quarter. Adjusted selling, general and administrative expenses increased $45 million, or 1.1 percent, to $4.3 billion, demonstrating continuing benefits from the company’s cost transformation program.

GAAP operating income in the third quarter increased 13.2 percent over the year-ago quarter to $1.2 billion. Adjusted operating income in the third quarter increased 4.1 percent over the year-ago quarter to $1.4 billion.

Retail Pharmacy International:

Retail Pharmacy International had third quarter total sales of $3.2 billion, a decrease of 2.3 percent over the year-ago quarter due to currency translation, with total sales increasing by 3.4 percent on a constant currency basis.

On a constant currency basis, comparable store sales increased 0.2 percent compared with the year-ago quarter. Comparable pharmacy sales decreased 0.7 percent on a constant currency basis due in part to the negative impact of a reduction in pharmacy funding in the UK that was expected, and the loss of certain institutional sales contracts in Chile. Comparable retail sales increased 0.7 percent on a constant currency basis, reflecting strong performances in the Republic of Ireland and Thailand.

GAAP operating income in the third quarter increased 8.8 percent over the year-ago quarter to $223 million, while adjusted operating income increased 3.6 percent to $258 million, up 8.0 percent on a constant currency basis.

Pharmaceutical Wholesale:

Pharmaceutical Wholesale had third quarter total sales of $5.7 billion, an increase of 0.7 percent over the year-ago quarter. In April, the company sold Alliance Healthcare Russia to the Russian health and beauty retailer 36.6 in return for a 15 percent stake in the combined group. On a constant currency basis, excluding acquisitions and dispositions, comparable sales increased 6.3 percent. This was ahead of the company’s estimate of market growth weighted on the basis of country wholesale sales, and was particularly strong in a number of emerging markets.

On 18 March 2016 Walgreens Boots Alliance exercised warrants to purchase approximately 22.7 million shares of AmerisourceBergen common stock for an aggregate payment of approximately $1.17 billion. The transaction was funded using existing cash on hand. Following the exercise of these warrants, the company beneficially owns approximately 16 percent of the outstanding shares of AmerisourceBergen common stock (based on shares outstanding as of 30 April 2016, as reported by AmerisourceBergen in its most recent quarterly report). The company also continues to hold warrants to purchase an additional approximately 22.7 million shares of AmerisourceBergen common stock, which the company has the right to exercise beginning in March 2017.

Since the exercise of the warrants, the company accounts for its investment in AmerisourceBergen using the equity method of accounting, subject to a two-month reporting lag, with the net earnings attributable to its investment being classified within the operating income of Pharmaceutical Wholesale. As a result, the third quarter includes approximately two weeks of equity method income.

GAAP operating income in the third quarter decreased 9.9 percent over the year-ago quarter to $146 million. Adjusted operating income increased 4.7 percent to $179 million, up 7.6 percent on a constant currency basis, of which 4.7 percent was due to equity earnings in AmerisourceBergen.

Comparability of Results

Following the strategic combination with Alliance Boots on 31 December 2014, Walgreens Boots Alliance results for the three months ended 31 May 2015, and the three and nine months ended 31 May 2016, include the results of Alliance Boots on a fully consolidated basis, while the nine months ended 31 May 2015 includes the results of Alliance Boots for five months (January through May 2015) on a fully consolidated basis and as equity income from Walgreen Co.’s pre-closing 45 percent interest in Alliance Boots for four months (September through December 2014).

Walgreens Boots Alliance has organized its operations and reports results in three segments: Retail Pharmacy USA, Retail Pharmacy International and Pharmaceutical Wholesale. Segmental reporting includes results of operations, the allocation of synergy benefits including Walgreens Boots Alliance Development GmbH (WBAD) results, and the allocation of combined corporate costs for periods subsequent to 31 December 2014. The company has determined that it is impracticable to allocate historical results to the current segmental presentation. Accordingly, Retail Pharmacy USA segment results for periods prior to 31 December 2014 include all corporate costs of Walgreen Co., the full consolidated results of WBAD and equity income from Walgreen Co.’s pre-closing 45 percent interest in Alliance Boots.

Nine-month period-over-period comparisons of results require consideration of the foregoing factors and are not directly comparable.

Conference Call

Walgreens Boots Alliance will hold a one-hour conference call to discuss the third quarter results beginning at 8:30 a.m. Eastern time today, 6 July 2016. The conference call will be simulcast through the Walgreens Boots Alliance investor relations website at: http://investor.walgreensbootsalliance.com. A replay of the conference call will be archived on the website for 12 months after the call.

The replay also will be available from 11:30 a.m. Eastern time, 6 July 2016 through 13 July 2016, by calling 855-859-2056 within the USA and Canada, or 404-537-3406 outside the USA and Canada, using replay code 21677781.

[1]	Please see the “Reconciliation of Non-GAAP Financial Measures” table and accompanying disclosures at the end of this press release for more detailed information regarding non-GAAP financial measures herein, including the items reflected in adjusted net earnings calculations.

Cautionary Note Regarding Forward-Looking Statements: All statements in this release that are not historical including, without limitation, those regarding estimates of and goals for future financial and operating performance (including those under “Company Outlook” above), the expected execution and effect of our business strategies, our cost-savings and growth initiatives and restructuring activities and the amounts and timing of their expected impact, and our pending agreement with Rite Aid and the transactions contemplated thereby and their possible effects, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “guidance,” “target,” “aim”, “continue,” “sustain,” “synergy,” “on track,” “headwind,” “tailwind,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, that could cause actual results to vary materially from those indicated or anticipated, including, but not limited to, those relating to the impact of private and public third-party payers’ efforts to reduce prescription drug reimbursements, fluctuations in foreign currency exchange rates, the timing and magnitude of the impact of branded to generic drug conversions and changes in generic drug prices, our ability to realize synergies and achieve financial, tax and operating results in the amounts and at the times anticipated, supply arrangements including our commercial agreement with AmerisourceBergen, the arrangements and transactions contemplated by our framework agreement with AmerisourceBergen and their possible effects, the risks associated with equity investments in AmerisourceBergen including whether the outstanding warrants to invest in AmerisourceBergen will be exercised and the ramifications thereof, the occurrence of any event, change or other circumstance that could give rise to the termination, cross-termination or modification of any of our contractual obligations, the amount of costs, fees, expenses and charges incurred in connection with strategic transactions, whether the costs associated with restructuring activities will exceed estimates, our ability to realize expected savings and benefits from cost-savings initiatives, restructuring activities and acquisitions in the amounts and at the times anticipated, the timing and amount of any impairment or other charges, the timing and severity of cough, cold and flu season, changes in management’s assumptions, the risks associated with governance and control matters, the ability to retain key personnel, changes in economic and business conditions generally or in particular markets in which we participate, changes in financial markets and interest rates, the risks associated with international business operations, including the risks associated with the proposed withdrawal of the United Kingdom from the European Union, the risk of unexpected costs, liabilities or delays, changes in vendor, customer and payer relationships and terms, including changes in network participation and reimbursement terms, risks of inflation in the cost of goods, risks associated with the operation and growth of our customer loyalty programs, competition, risks associated with new business areas and activities, risks associated with acquisitions, divestitures, joint ventures and strategic investments, including those relating to our ability to satisfy the closing conditions and consummate the pending acquisition of Rite Aid and related matters on a timely basis or at all, the risks associated with the integration of complex businesses, outcomes of legal and regulatory matters, including with respect to regulatory review and actions in connection with the pending acquisition of Rite Aid, and changes in legislation, regulations or interpretations thereof. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our Annual Report on Form 10-K for the fiscal year ended 31 August 2015, which is incorporated herein by reference, and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is the first global pharmacy-led, health and wellbeing enterprise.

The company was created through the combination of Walgreens and Alliance Boots in December 2014, bringing together two leading companies with iconic brands, complementary geographic footprints, shared values and a heritage of trusted health care services through pharmaceutical wholesaling and community pharmacy care, dating back more than 100 years.

Walgreens Boots Alliance is the largest retail pharmacy, health and daily living destination in the USA and Europe and, together with its equity method investments*, employs more than 370,000* people and has a presence in more than 25* countries. Walgreens Boots Alliance is a global leader in pharmacy-led, health and wellbeing retail with over 13,100* stores in 11* countries. The company includes one of the largest global pharmaceutical wholesale and distribution networks with over 350* distribution centers delivering to more than 200,000** pharmacies, doctors, health centers and hospitals each year in 19* countries. In addition, Walgreens Boots Alliance is one of the world’s largest purchasers of prescription drugs and many other health and wellbeing products.

The company’s portfolio of retail and business brands includes Walgreens, Duane Reade, Boots and Alliance Healthcare, as well as increasingly global health and beauty product brands, such as No7, Botanics, Liz Earle and Soap & Glory. More company information is available at www.walgreensbootsalliance.com.

*	As at 31 August 2015 (without subsequent adjustment for business acquisitions or dispositions), including equity method investments
**	For 12 months ended 31 August 2015 (without subsequent adjustment for business acquisitions or dispositions), including equity method investments

(WBA-ER)

Media Relations	Contact
USA / Michael Polzin International / Laura Vergani	+1 847 315 2935 +44 (0)207 980 8585

Investor Relations	Contact
Gerald Gradwell and Ashish Kohli	+1 847 315 2922

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(UNAUDITED AND SUBJECT TO RECLASSIFICATION)

(In Millions, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2016	2015	2016	2015
Net sales	$29,498	$28,795	$88,715	$74,922
Cost of sales	22,001	21,314	65,772	55,263

Gross Profit	7,497	7,481	22,943	19,659
Selling, general and administrative expenses	5,967	6,080	18,085	16,142
Equity earnings in AmerisourceBergen	3	—	3	—
Equity earnings in Alliance Boots	—	—	—	315

Operating Income	1,533	1,401	4,861	3,832
Gain on previously held equity interest	—	—	—	706
Other income (expense)	28	461	(525)	1,164

Earnings Before Interest and Income Tax Provision (EBIT)	1,561	1,862	4,336	5,702
Interest expense, net	147	151	425	350

Earnings Before Income Tax Provision	1,414	1,711	3,911	5,352
Income tax provision	322	408	790	1,120
Post tax earnings from equity method investments	15	7	35	15

Net Earnings	1,107	1,310	3,156	4,247
Net earnings attributable to noncontrolling interests	4	8	13	53

Net Earnings Attributable to Walgreens Boots Alliance, Inc.	$1,103	$1,302	$3,143	$4,194

Net earnings per common share attributable to Walgreens Boots Alliance, Inc. :
Basic	$1.02	$1.19	$2.90	$4.08

Diluted	$1.01	$1.18	$2.88	$4.04

Dividends declared per share	$0.3600	$0.3375	$1.0800	$1.0125
Average shares outstanding	1,080.8	1,091.4	1,083.3	1,026.9
Dilutive effect of stock options	7.4	11.0	8.4	10.8

Average diluted shares	1,088.2	1,102.4	1,091.7	1,037.7

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED AND SUBJECT TO RECLASSIFICATION)

(In Millions)

	May 31,	August 31,
	2016	2015
Assets
Current Assets:
Cash and cash equivalents	$3,291	$3,000
Accounts receivable, net	6,508	6,849
Inventories	8,931	8,678
Other current assets	983	1,130

Total Current Assets	19,713	19,657
Non-Current Assets:
Property, plant and equipment, at cost, less accumulated depreciation and amortization	14,493	15,068
Goodwill	16,102	16,372
Intangible assets	11,556	12,351
Other non-current assets	5,469	5,334

Total Non-Current Assets	47,620	49,125

Total Assets	$67,333	$68,782

Liabilities and Equity
Current Liabilities:
Short-term borrowings	$374	$1,068
Trade accounts payable	10,337	10,088
Accrued expenses and other liabilities	4,852	5,225
Income taxes	248	176

Total Current Liabilities	15,811	16,557
Non-Current Liabilities:
Long-term debt	13,151	13,315
Deferred income taxes	3,058	3,538
Other non-current liabilities	3,999	4,072

Total Non-Current Liabilities	20,208	20,925

Total Equity	31,314	31,300

Total Liabilities and Equity	$67,333	$68,782

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED AND SUBJECT TO RECLASSIFICATION)

(In Millions)

	Nine Months Ended
	May 31,	May 31,
	2016	2015
Cash Flows from Operating Activities:
Net earnings	$3,156	$4,247
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation and amortization	1,271	1,264
Change in fair value of warrants and related amortization	845	(1,313)
Gain on previously held equity interest	-	(706)
Deferred income taxes	(250)	240
Stock compensation expense	87	86
Equity earnings from equity method investments	(38)	(315)
Other	(14)	624
Changes in operating assets and liabilities -
Accounts receivable, net	8	(273)
Inventories	(481)	679
Other current assets	21	54
Trade accounts payable	686	19
Accrued expenses and other liabilities	(247)	(152)
Income taxes	135	(179)
Other non-current assets and liabilities	10	(116)

Net cash provided by operating activities	5,189	4,159

Cash Flows from Investing Activities:
Additions to property, plant and equipment	(904)	(890)
Proceeds from sale leaseback transactions	60	867
Proceeds related to sale of business	68	814
Proceeds from sale of other assets	116	71
Alliance Boots acquisition, net of cash received	-	(4,461)
Other business and intangible asset acquisitions, net of cash received	(115)	(112)
Investment in AmerisourceBergen	(1,169)	-
Other	(17)	(173)

Net cash used for investing activities	(1,961)	(3,884)

Cash Flows from Financing Activities:
Payments of short-term borrowings, net	(658)	(251)
Proceeds related to issuance of long-term debt	-	12,279
Payments of long-term debt	(31)	(8,582)
Stock purchases	(1,152)	(831)
Proceeds related to employee stock plans	175	400
Cash dividends paid	(1,174)	(1,013)
Other	(54)	(380)

Net cash (used for) provided by financing activities	(2,894)	1,622
Effect of exchange rate changes on cash and cash equivalents	(43)	(94)
Changes in Cash and Cash Equivalents:
Net increase in cash and cash equivalents	291	1,803
Cash and cash equivalents at beginning of period	3,000	2,646

Cash and cash equivalents at end of period	$3,291	$4,449

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

REGARDING NON-GAAP FINANCIAL MEASURES

(In millions, except per share amounts)

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The company has provided the non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP.

These supplemental non-GAAP financial measures are presented because management has evaluated the company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believe that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the company’s business from period to period and trends in the company’s historical operating results. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis (including the information under “Company Outlook” above) where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that would impact net earnings per diluted share, the most directly comparable forward-looking GAAP financial measure, including, for example, decreases (increases) in fair market value of warrants and changes in the LIFO provision, that have not yet occurred, are out of the company’s control and/or cannot be reasonably predicted. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

As a global company, Walgreens Boots Alliance’s operating results reported in U.S. dollars are affected by foreign currency exchange rate fluctuations because the underlying foreign currencies in which the company transacts change in value over time compared to the U.S. dollar; accordingly, the company presents certain constant currency financial information to provide a framework to assess how the company’s businesses performed excluding the impact of foreign currency exchange rate fluctuations. Foreign currency impact represents the difference in results that are attributable to fluctuations in the currency exchange rates used to convert the results for businesses where the functional currency is not the U.S. dollar. This impact is calculated by translating current period results at the currency exchange rates used in the comparable period in the prior year, rather than the exchange rates in effect during the current period. The company believes these measures should be considered a supplement to and not in lieu of the company’s performance measures calculated in accordance with GAAP. In the third quarter of fiscal 2016 compared to the prior year quarter, the company’s Retail Pharmacy International division’s comparable store sales on a reported currency basis decreased 5.4 percent, comparable pharmacy sales on a reported currency basis decreased 6.6 percent and comparable retail sales on a reported currency basis decreased 4.6 percent, and the company’s Pharmaceutical Wholesale division’s comparable sales excluding acquisitions and dispositions on a reported currency basis increased 4.6 percent.

NET EARNINGS AND EARNINGS PER SHARE

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2016	2015(1)	2016	2015(1)
Net earnings attributable to Walgreens Boots Alliance, Inc. (GAAP)	$1,103	$1,302	$3,143	$4,194
Decrease (increase) in fair market value of AmerisourceBergen warrants(1)	259	(454)	845	(1,436)
Impact of change in accounting method for AmerisourceBergen equity investment(1)	(268)	—	(268)	—
Acquisition-related amortization(1)	100	96	282	402
LIFO provision(1)	93	69	207	176
Cost transformation(1)	73	160	191	160
Acquisition-related costs(1)	19	4	86	87
Asset impairment(1)	—	—	30	110
United Kingdom tax rate change(2)	—	—	(178)	—
Net investment hedging gain(1)	(4)	—	(37)	—
Transaction foreign currency hedging loss(1)	—	—	—	166
Alliance Boots equity method non-cash tax(2)	—	—	—	71
Store closures and other optimization costs(1)	—	7	—	51
Prefunded interest expenses(1)	—	—	—	42
Loss on sale of business(1)	—	12	—	12
Gain on previously held equity interest(1)	—	—	—	(706)
Release of capital loss valuation allowance(2)	—	(129)	—	(215)
Tax impact of adjustments(3)	(87)	56	(458)	2

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. (Non-GAAP measure)	$1,288	$1,123	$3,843	$3,116

Net earnings per common share – diluted (GAAP)	$1.01	$1.18	$2.88	$4.04
Decrease (increase) in fair market value of AmerisourceBergen warrants(1)	0.24	(0.41)	0.77	(1.38)
Impact of change in accounting method for AmerisourceBergen equity investment(1)	(0.25)	—	(0.25)	—
Acquisition-related amortization(1)	0.09	0.08	0.26	0.39
LIFO provision(1)	0.09	0.06	0.19	0.17
Cost transformation(1)	0.07	0.15	0.17	0.15
Acquisition-related costs(1)	0.02	—	0.08	0.08
Asset impairment(1)	—	—	0.03	0.11
United Kingdom tax rate change(2)	—	—	(0.16)	—
Net investment hedging gain(1)	—	—	(0.03)	—
Transaction foreign currency hedging loss(1)	—	—	—	0.16
Alliance Boots equity method non-cash tax(2)	—	—	—	0.07
Store closures and other optimization costs(1)	—	0.01	—	0.05
Prefunded interest expenses(1)	—	—	—	0.04
Loss on sale of business(1)	—	0.01	—	0.01
Gain on previously held equity interest(1)	—	—	—	(0.68)
Release of capital loss valuation allowance(2)	—	(0.12)	—	(0.21)
Tax impact of adjustments(3)	(0.09)	0.06	(0.42)	—

Adjusted net earnings per common share attributable to Walgreens Boots Alliance, Inc. – diluted (Non-GAAP measure)	$1.18	$1.02	$3.52	$3.00

(1)	Presented on a pre-tax basis. The comparable prior periods have been recast accordingly to reflect the tax impact of adjustments as a single adjustment. There has been no change in net earnings attributable to Walgreens Boots Alliance, Inc., net earnings per share attributable to Walgreens Boots Alliance, Inc., adjusted net earnings attributable to Walgreens Boots Alliance, Inc. or adjusted net earnings per share attributable to Walgreens Boots Alliance, Inc. from those previously reported.
(2)	Discrete tax-only item.
(3)	Represents the adjustment to the GAAP basis tax provision commensurate with non-GAAP adjustments.

OPERATING INCOME BY SEGMENT

	Three Months Ended May 31, 2016
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale(1)(2)(3)	Eliminations and Other	Walgreens Boots Alliance, Inc.
Operating Income (GAAP)	$1,169	$223	$146	$(5)	$1,533
Acquisition-related amortization(3)	46	29	25	—	100
LIFO provision(3)	92	—	1	—	93
Cost transformation	60	6	7	—	73
Acquisition-related costs	15	—	—	—	15

Adjusted Operating Income (Non-GAAP measure)	$1,382	$258	$179	$(5)	$1,814

Total Sales	$21,185	$3,194	$5,748	$(629)	$29,498
Operating Margin (GAAP)(2)	5.5%	7.0%	2.5%	NMF	5.2%
Adjusted Operating Margin (Non-GAAP measure)(3)	6.5%	8.1%	3.0%	NMF	6.1%

	Three Months Ended May 31, 2015
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Operating Income (GAAP)	$1,033	$205	$162	$1	$1,401
Acquisition-related amortization	52	35	9	—	96
LIFO provision	69	—	—	—	69
Cost transformation	151	9	—	—	160
Acquisition-related costs	4	—	—	—	4
Store closures and other optimization costs	7	—	—	—	7
Loss on sale of business	12	—	—	—	12

Adjusted Operating Income (Non-GAAP measure)	$1,328	$249	$171	$1	$1,749

Total Sales	$20,425	$3,268	$5,708	$(606)	$28,795
Operating Margin (GAAP)	5.1%	6.3%	2.8%	NMF	4.9%
Adjusted Operating Margin (Non-GAAP measure)	6.5%	7.6%	3.0%	NMF	6.1%

	Nine Months Ended May 31, 2016
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale(1)(2)(3)	Eliminations and Other	Walgreens Boots Alliance, Inc.
Operating Income (GAAP)	$3,626	$824	$423	$(12)	$4,861
Acquisition-related amortization(3)	143	70	69	—	282
LIFO provision(3)	206	—	1	—	207
Cost transformation	170	14	7	—	191
Acquisition-related costs	82	—	—	—	82
Asset impairment	30	—	—	—	30

Adjusted Operating Income (Non-GAAP measure)	$4,257	$908	$500	$(12)	$5,653

Total Sales	$63,055	$10,414	$17,171	$(1,925)	$88,715
Operating Margin (GAAP)(2)	5.8%	7.9%	2.4%	NMF	5.5%
Adjusted Operating Margin (Non-GAAP measure)(3)	6.8%	8.7%	2.9%	NMF	6.4%

	Nine Months Ended May 31, 2015
	Retail Pharmacy USA(4)(5)	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Operating Income (GAAP)	$3,379	$213	$243	$(3)	$3,832
Decrease (increase) in fair market value of AmerisourceBergen warrants(5)	(123)	—	—	—	(123)
Acquisition-related amortization(5)	208	152	42	—	402
LIFO provision	176	—	—	—	176
Cost transformation	151	9	—	—	160
Acquisition-related costs	80	—	7	—	87
Asset impairment	110	—	—	—	110
Store closures and other optimization costs	51	—	—	—	51
Loss on sale of business	12	—	—	—	12

Adjusted Operating Income (Non-GAAP measure)	$4,044	$374	$292	$(3)	$4,707

Total Sales	$61,027	$5,315	$9,573	$(993)	$74,922
Operating Margin (GAAP)(4)	5.0%	4.0%	2.5%	NMF	5.1%
Adjusted Operating Margin (Non-GAAP measure)(5)	6.3%	7.0%	3.1%	NMF	6.3%

(1)	Operating income for Pharmaceutical Wholesale includes equity earnings in AmerisourceBergen. As a result of the two month reporting lag, operating income for the three and nine month periods ended May 31, 2016 includes AmerisourceBergen equity earnings for the period of March 18, 2016 through March 31, 2016.
(2)	Pharmaceutical Wholesale operating income for the three and nine month periods ended May 31, 2016 includes $3 million of equity earnings in AmerisourceBergen. Pharmaceutical Wholesale operating margin for the three and nine month periods ended May 31, 2016 has been calculated excluding equity earnings in AmerisourceBergen.
(3)	Pharmaceutical Wholesale adjusted operating income for the three and nine month periods ended May 31, 2016 includes $8 million of adjusted equity earnings in AmerisourceBergen. The adjustments include $4 million of acquisition-related amortization and $1 million of LIFO provision. Pharmaceutical Wholesale adjusted operating margin for the three and nine month periods ended May 31, 2016 has been calculated excluding adjusted equity earnings in AmerisourceBergen.
(4)	Retail Pharmacy USA operating income for the nine month period ended May 31, 2015 includes $315 million of equity earnings in Alliance Boots. Retail Pharmacy USA operating margin for the nine month period ended May 31, 2015 has been calculated excluding equity earnings in Alliance Boots.
(5)	Retail Pharmacy USA adjusted operating income for the nine month period ended May 31, 2015 includes $222 million of adjusted equity earnings in Alliance Boots. The adjustments include $123 million related to an increase in fair market value of AmerisourceBergen warrants and $30 million of acquisition-related amortization. Retail Pharmacy USA adjusted operating margin for the nine month period ended May 31, 2015 has been calculated excluding adjusted equity earnings in Alliance Boots.

EQUITY EARNINGS IN AMERISOURCEBERGEN

	Three Months Ended	Nine Months Ended
	May 31, 2016	May 31, 2016
Equity earnings in AmerisourceBergen (GAAP)	$3	$3
LIFO provision	1	1
Acquisition-related amortization	4	4

Adjusted Equity earnings in AmerisourceBergen (Non-GAAP measure)	$8	$8

EQUITY EARNINGS IN ALLIANCE BOOTS

	Three Months Ended	Nine Months Ended
	May 31, 2015	May 31, 2015
Equity earnings in Alliance Boots (GAAP)	$—	$315
Decrease (increase) in fair market value of AmerisourceBergen warrants	—	(123)
Acquisition-related amortization	—	30

Adjusted Equity earnings in Alliance Boots (Non-GAAP measure)	$—	$222

GROSS PROFIT BY SEGMENT

	Three months ended May 31, 2016
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Gross Profit (GAAP)	$5,603	$1,362	$537	$(5)	$7,497
LIFO provision	92	—	—	—	92

Adjusted gross profit (Non-GAAP measure)	$5,695	$1,362	$537	$(5)	$7,589

Total Sales	$21,185	$3,194	$5,748	$(629)	$29,498
Gross Margin (GAAP)	26.4%	42.6%	9.3%	NMF	25.4%
Adjusted gross margin (Non-GAAP measure)	26.9%	42.6%	9.3%	NMF	25.7%

	Three Months Ended May 31, 2015
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Gross Profit (GAAP)	$5,527	$1,393	$560	$1	$7,481
LIFO provision	69	—	—	—	69

Adjusted gross profit (Non-GAAP measure)	$5,596	$1,393	$560	$1	$7,550

Total Sales	$20,425	$3,268	$5,708	$(606)	$28,795
Gross Margin (GAAP)	27.1%	42.6%	9.8%	NMF	26.0%
Adjusted gross margin (Non-GAAP measure)	27.4%	42.6%	9.8%	NMF	26.2%

	Nine months ended May 31, 2016
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Gross Profit (GAAP)	$16,943	$4,383	$1,629	$(12)	$22,943
LIFO provision	206	—	—	—	206

Adjusted gross profit (Non-GAAP measure)	$17,149	$4,383	$1,629	$(12)	$23,149

Total Sales	$63,055	$10,414	$17,171	$(1,925)	$88,715
Gross Margin (GAAP)	26.9%	42.1%	9.5%	NMF	25.9%
Adjusted gross margin (Non-GAAP measure)	27.2%	42.1%	9.5%	NMF	26.1%

	Nine Months Ended May 31, 2015
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Gross Profit (GAAP)	$16,569	$2,146	$947	$(3)	$19,659
Acquisition-related amortization	—	100	6	—	106
LIFO provision	176	—	—	—	176

Adjusted gross profit (Non-GAAP measure)	$16,745	$2,246	$953	$(3)	$19,941

Total Sales	$61,027	$5,315	$9,573	$(993)	$74,922
Gross Margin (GAAP)	27.2%	40.4%	9.9%	NMF	26.2%
Adjusted gross margin (Non-GAAP measure)	27.4%	42.3%	10.0%	NMF	26.6%

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES BY SEGMENT

	Three Months Ended May 31, 2016
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$4,434	$1,139	$394	$—	$5,967
Acquisition-related amortization	(46)	(29)	(21)	—	(96)
Cost transformation	(60)	(6)	(7)	—	(73)
Acquisition-related costs	(15)	—	—	—	(15)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,313	$1,104	$366	$—	$5,783

Total Sales	$21,185	$3,194	$5,748	$(629)	$29,498
Selling, general and administrative expenses percent to sales (GAAP)	20.9%	35.7%	6.9%	NMF	20.2%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	20.4%	34.6%	6.4%	NMF	19.6%

	Three Months Ended May 31, 2015
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$4,494	$1,188	$398	$—	$6,080
Acquisition-related amortization	(52)	(35)	(9)	—	(96)
Cost transformation	(151)	(9)	—	—	(160)
Acquisition-related costs	(4)	—	—	—	(4)
Store closures and other optimization costs	(7)	—	—	—	(7)
Loss on sale of business	(12)	—	—	—	(12)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,268	$1,144	$389	$—	$5,801

Total Sales	$20,425	$3,268	$5,708	$(606)	$28,795
Selling, general and administrative expenses percent to sales (GAAP)	22.0%	36.4%	7.0%	NMF	21.1%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	20.9%	35.0%	6.8%	NMF	20.1%

	Nine Months Ended May 31, 2016
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$13,317	$3,559	$1,209	$—	$18,085
Acquisition-related amortization	(143)	(70)	(65)	—	(278)
Cost transformation	(170)	(14)	(7)	—	(191)
Acquisition-related costs	(82)	—	—	—	(82)
Asset impairment	(30)	—	—	—	(30)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$12,892	$3,475	$1,137	$—	$17,504

Total Sales	$63,055	$10,414	$17,171	$(1,925)	$88,715
Selling, general and administrative expenses percent to sales (GAAP)	21.1%	34.2%	7.0%	NMF	20.4%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	20.4%	33.4%	6.6%	NMF	19.7%

	Nine Months Ended May 31, 2015
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$13,505	$1,933	$704	$—	$16,142
Acquisition-related amortization	(178)	(52)	(36)	—	(266)
Cost transformation	(151)	(9)	—	—	(160)
Acquisition-related costs	(80)	—	(7)	—	(87)
Asset impairment	(110)	—	—	—	(110)
Store closures and other optimization costs	(51)	—	—	—	(51)
Loss on sale of business	(12)	—	—	—	(12)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$12,923	$1,872	$661	$—	$15,456

Total Sales	$61,027	$5,315	$9,573	$(993)	$74,922
Selling, general and administrative expenses percent to sales (GAAP)	22.1%	36.4%	7.4%	NMF	21.5%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	21.2%	35.2%	6.9%	NMF	20.6%

FREE CASH FLOW

	Three Months Ended	Nine Months Ended
	May 31, 2016	May 31, 2016
Net cash provided by operating activities (GAAP)	$2,104	$5,189
Less: Additions to property, plant and equipment	(247)	(904)

Free cash flow (Non-GAAP measure)(1)	$1,857	$4,285

(1)	Free cash flow is defined as net cash provided by operating activities in a period minus additions to property, plant and equipment (capital expenditures) made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

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